EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Quarterly EPS of $0.34;  Loan Pipeline Now at $415 Million.

Brooklyn, NY – October 25, 2012 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended September 30, 2012.

Consolidated net income for the quarter ended September 30, 2012 was $11.8 million, or 34 cents per diluted share, compared to $11.5 million, or 34 cents per diluted share, for the quarter ended June 30, 2012, and $11.2 million, or 33 cents per diluted share, for the quarter ended September 30, 2011.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "The most recent quarter's operating results reflected elevated loan refinance activity, and related prepayment fee income, which contributed approximately $0.05 to earnings per share. In addition, during the most recent quarter, Dime experienced reductions in both non-performing and delinquent loan balances, and net recoveries of previous charge-offs.  As a result, meaningfully lower credit costs also boosted earnings per share.  As of September 30, 2012, non-performing loans represented only 32 basis points of total loans, the allowance level approximated 200% of total non-performing loans, and our capital levels continued to grow."

Mr. Palagiano continued, "For those regular readers of our quarterly earnings releases, you know that we had been following a slow-growth strategy, with the expectation that the economy would improve and the Federal Reserve would move away from its low interest rate policy.  In fact, the Fed has now pushed its horizon for maintaining low short-term interest rates out through the end of the year 2015.  Against that backdrop, and with the Bank's expanding capital base and lower credit costs, the Company has re-entered the lending market in a significant way."  The Company closed the September 2012 quarter with a loan commitment pipeline of $415 million, as well as nearly another $160 million of additional loan applications currently in process and expected to close in the fourth quarter of 2012.

Mr. Palagiano continued, "By year's end, over $1.1 billion of loans will have been originated, and the loan portfolio is expected to expand between 3% and 5% from December 31, 2011 to December 31, 2012.  The Bank typically ranks among the top 5 multifamily lenders in its delineated lending market (primarily Manhattan, Brooklyn and Queens counties), and our expectation is that we will continue to be among the leaders again this year when the final results are reported.  The revenue growth from an expanding balance sheet will also mitigate some of the pressure from a contracting net interest margin."

Significant Transactions (Post-Closing)
In October 2012, post quarter-end, the Bank repaid $155 million of borrowed funds ("securities sold under agreements to repurchase") with a weighted average cost of 4.6% and weighted term to maturity approximating 4 years.  The after-tax prepayment fee on these borrowings amounted to $14.0 million, or $0.41 cents per diluted share, and will be reflected in the fourth quarter's reported earnings.  Commenting on this transaction, Kenneth J. Mahon, First Executive Vice President and Chief Financial Officer, stated, "The negative carry associated with these borrowings has been a drag both on earnings and on net interest margin due to the fact that the securities pledged against the borrowings are short-term in nature.  If there were any expectation that yields on short-term securities would rise over our planning horizon, we probably would not have taken this step.  As it is, we are relying on the Federal Reserve's explicit stated intention to stay the course regarding short-term rates and quantitative easing through the year 2015.  The short-term securities that were pledged against these borrowings have yields that have steadily declined over the past several years, and now average 0.5%.  This transaction has a breakeven of 3.5 years, and will have a positive contribution to net interest margin of 18 basis points going forward, which will neutralize much of the negative impact on net interest margin of new and repricing loans over the next two quarters."

The Company also expects to record gains on property sales during either or both of the December 2012 and March 2013 quarters, which, if successful, will go a long way toward offsetting the capital charge associated with the prepayment transaction outlined above.  Real estate values in New York City have climbed steadily over the past 15 years, and the Bank owns certain New York City properties with market values greatly exceeding their recorded book values.  In October 2012 the Bank entered into a definitive agreement to sell one of these properties and management is in negotiations to sell two more, although the timing of these transactions is somewhat uncertain.  Although negotiations are in process, there are no assurances that the sales will be completed.  Mr. Mahon noted, "The attractiveness of these sales at this time, measured against the balance sheet restructuring, is that it enables the Company to use previously unrecognized off-balance sheet value in a way that both enhances earnings and meaningfully restores capital used in the prepayment transaction."

Through the first three fiscal quarters of 2012, the Bank has also recorded $10.9 million of loan prepayment fee income.  In addition, the Company also sold an investment in a large capitalization U.S. equities mutual fund in October 2012, raising approximately $2.0 million in cash, and recognizing an after-tax gain of $477,000 on the sale.

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Net Interest Margin
Net interest margin ("NIM") decreased 4 basis points from 3.63% to 3.59% on a linked quarter basis, due to a decline of 5 basis points in the yield on, and a reduction of $61.9 million in the average balance of, real estate loans (the Company's highest yielding and largest interest earning asset).  The reduction in the average balance of real estate loans resulted from historically high portfolio refinance and amortization activities experienced during the first nine months of 2012.  New loans in the pipeline will not be reflected on the balance sheet until the fourth quarter.  The reduction in the average yield on real estate loans reflected both the portfolio refinance and amortization activities, and increased marketplace competition which produced tighter spreads on multifamily loans, as U.S. Treasury yields continue to hover at historically low levels.

Partially offsetting the adverse impact upon NIM from lower asset yields, was a reduction of 8 basis points linked quarter in the average cost of interest bearing liabilities, that reflected declines of 4 basis points in the average costs of both deposits and borrowings, as well as the benefit of continued growth in stockholders' equity.

NIM, excluding the effect of loan prepayment fees, declined slightly from 3.26% during the June 2012 quarter to 3.24% during the September 2012 quarter, reflecting a decline of 7 basis points in the average yield on interest earning assets that was partially offset by a decline of 8 basis points in the average cost of interest bearing liabilities.

During the September 2012 quarter, the Company experienced its third consecutive quarterly period in which loan amortization exceeded new originations.  The Company also added approximately $63.5 million of deposits during the most recent quarter.  As a result of these events, the Company's cash position rose to nearly  $200 million as of September 30, 2012.  A large portion of this cash was utilized to prepay the $155 million in higher cost borrowings in October 2012, and the Company currently expects to end 2012 with cash balances below the level that existed as of September 30, 2012.

Net Interest Income
Net interest income was $33.4 million in the quarter ended September 30, 2012, down $1.1 million from the June 2012 quarter and down $773,000 from the $34.2 million reported in the September 2011 quarter. Prepayment fee income totaled $3.3 million during the September 2012 quarter, compared to $3.5 million recognized in the June 2012 quarter and $1.3 million during the September 2011 quarter.    Absent the impact of loan prepayment fee income, net interest income was $30.1 million during the September 30, 2012 quarter, down $944,000 from the June 2012 quarter and $2.8 million from the September 30, 2011 quarter.  The decline in net interest income (absent the impact of loan prepayment fee income) from the September 2011 quarter resulted primarily from a decline of 48 basis points in the average yield earned on the Company's interest earning assets (excluding the impact of prepayment fee income), reflecting the ongoing low interest rate environment.

Interest Rate Risk Management Activities
At September 30, 2012, the Company had $335.0 million of callable borrowings outstanding, with a weighted average maturity of 4.3 years.  As noted above, the Bank repaid $155.00 million of these borrowings in October 2012.  Since the weighted average cost of the remaining $180.0 million of these borrowings is significantly above current market rates, they are not anticipated to be called in the near term.

Provision/Allowance For Loan Losses
At September 30, 2012, the allowance for loan losses as a percentage of total loans stood at 0.62%, up slightly from 0.60% at the close of the prior quarter.  Non-performing loans held in portfolio declined from $13.3 million at June 30, 2012 to $10.7 million at September 30, 2012, and loans delinquent between 30 and 89 days totaled $4.3 million as of September 30, 2012, compared to $7.5 million as of June 30, 2012.   The Company also recognized net recoveries of $325,000 on real estate loans during the most recent quarterly period.  As a result, the Company determined that only a slight provision for loan losses of $126,000 was warranted during the September 2012 quarter, reflecting higher estimated losses on non-impaired loans.  The allowance for loan losses increased $451,000 during the quarter ended September 30, 2012.

Non-Interest Income
Non-interest income was $2.6 million for the quarter ended September 30, 2012, a decline of $415,000 below the previous quarter, primarily due to a reduction of $836,000 in mortgage banking income.  During the quarter ended June 30, 2012, the Company recognized a recovery of $967,000 to the liability for the first loss position on loans sold to Fannie Mae with recourse, which, even though the Fannie Mae recourse liability is subject to review quarterly, was significantly higher than normal.  During the quarter ended September 30, 2012, the Company recognized a more normalized recovery of $141,000 to the liability for the first loss position on loans sold to Fannie Mae with recourse reflecting both ongoing reductions in the balance, and continued stabilization in the credit quality, of this portfolio.  Partially offsetting the reduction in mortgage banking income was an increase of approximately $400,000 in fees recognized during the September 2012 quarter related to both increased loan application processing and seasonal loan servicing fees.

Non-Interest Expense
Non-interest expense was $15.8 million in the quarter ended September 30, 2012, up $95,000 from the prior quarter, and in line with the forecasted level of $16.0 million.

Non-interest expense was 1.62% of average assets during the most recent quarter, resulting in an efficiency ratio of 43.9%.  This remains among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate approximated the 41% level forecasted in the Company's previous earnings release.

BALANCE SHEET
Total assets were $3.95 billion at September 30, 2012, up $74.4 million from June 30, 2012.  Cash and due from banks increased by $105.1 million during the quarter ended September 30, 2012, and was partially offset by a reduction of $26.1 million in real estate loans.  The decline in real estate loans reflected the historically high levels of prepayment and refinance activity experienced during the September 2012 quarter.  The growth in cash balances reflected both deposit inflows of $63.5 million and net cash inflows from loans experienced during the September 2012 quarter.

Real Estate Loans
As stated above, real estate loans declined $26.1 million during the most recent quarter.  Real estate loan originations were $257.6 million during the September 2012 quarter, at an average rate of 3.63%.  Of this amount, $144.5 million represented loan refinances from the existing portfolio.  Loan amortization and satisfactions, including refinances of existing loans, totaled $290.1 million during the quarter, or 34.8% of the average portfolio balance on an annualized basis.  The average rate on amortized or satisfied loan balances during the most recent quarter was 5.90%.  The loan commitment pipeline stood at $415.0 million at September 30, 2012, with a weighted average rate of 3.41%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended September 30, 2012 was 5.12%, compared to 5.16% during the June 2012 quarter and 5.61% during the September 2011 quarter.

Credit Summary
Non-performing loans (excluding held for sale loans) were $10.7 million, or 0.32% of total loans, at September 30, 2012, down from $13.3 million, or 0.40% of total loans, at June 30, 2012.  The reduction resulted primarily from the disposal of five non-performing portfolio loans totaling $3.3 million during the September 2012 quarter.  Loans delinquent between 30 and 89 days and accruing interest were $4.3 million, or approximately 0.13% of total loans, at September 30, 2012, compared to $7.5 million, or 0.22% of total loans, at June 30, 2012.

The sum of non-performing assets and accruing loans past due 90 days or more represented 2.7% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at September 30, 2012 (see table on page 13).  This number compares very favorably to both industry and regional averages.

Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $2.0 million at both September 30, 2012 and June 30, 2012. The remaining pool of loans serviced for Fannie Mae totaled $279.8 million as of September 30, 2012, down from $291.7 million as of June 30, 2012. Due to both ongoing amortization and stabilization of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $141,000, which was recognized during the quarter ended September 30, 2012.

Deposits and Borrowed Funds
Deposits increased $63.5 million from June 30, 2012 to September 30, 2012, due primarily to net inflows of $84.0 million in money market deposits.  At September 30, 2012, average deposit balances approximated $93.0 million per branch. The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

During the September 2012 quarter, the Company reduced its FHLBNY advances by $10.0 million.  The Company intends to continue the use of FHLBNY advances as funding needs arise.

Capital
The Company's total tangible common equity ratio grew this quarter as a result of retained earnings. Consolidated tangible capital was 8.76% of tangible assets at September 30, 2012, an increase of 13 basis points from June 30, 2012.  The Company also had approximately $70.7 million of trust preferred securities that were issued as debt outstanding at September 30, 2012, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 10.2%.

The Bank's tangible capital ratio was 9.83% at September 30, 2012, compared to 9.93% at June 30, 2012.  The Bank's tier-one risk-based capital ratio was 13.56% at September 30, 2012, up from 13.10% at June 30, 2012, and its total risk-based capital ratio was 14.33% at September 30, 2012, compared to 13.83% at June 30, 2012.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 143% during the most recent quarter, resulting in a 41% payout ratio.  Tangible book value per share increased $0.25 sequentially during the most recent quarter, to $9.58 at September 30, 2012.  This growth was fueled by a return of approximately 14.1% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING DECEMBER 31, 2012
At September 30, 2012, Dime had outstanding loan commitment agreements totaling $415.0 million (of which $82 million related to loan refinances from the current portfolio), plus approximately $160 million of additional loan applications currently in process (of which $69 million related to loan refinances from the current portfolio), all of which are likely to close during the quarter ending December 31, 2012.  As a result, total loan originations for the final quarter of 2012 are expected to exceed $500 million, well in excess of the quarterly levels experienced during the first nine months of 2012.  The average interest rate on the fourth quarter originations is expected to approximate 3.5%.

As discussed earlier in the release, rather than maintaining a static balance sheet, the Company is moving into a period of moderate loan portfolio and balance sheet growth, primarily to mitigate the effects of contracting margin.  By the end of 2012, year-over-year balance sheet growth should be about 3.5%.  For 2013, balance sheet growth is targeted for 5.0%, subject to change to reflect market conditions.  Loan prepayments and amortization have slowed in recent weeks, leading us to conclude that the annualized pace of loan prepayments and amortization in the fourth quarter, and leading into the new year, may fall below full year 2012 levels of approximately 30%.

Satisfaction and amortization rates (including prepayments and loan refinancing activity), which approximated 34.8% on an annualized basis during the most recent quarter, are expected to moderate to 25% - 30% during the December 2012 quarter.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the fourth quarter of 2012.  The Bank has $125.1 million of CDs maturing at an average cost of 1.05% during the quarter ending December 31, 2012.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has no borrowings due to mature during the quarter ending December 31, 2012.

If current positive credit trends continue, as expected, loan loss provisioning will simply be a function of continued portfolio growth.  The third quarter was positively impacted by lower levels of nonperforming loans.  However, the fourth quarter's provision will be slightly higher due to the expected growth in the loan portfolio.

Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the December 2012 quarter.

The real estate parcel under contract for sale is scheduled to close in the fourth quarter.  The $0.41 per share borrowing prepayment charge could be partially offset by gains from any property sale occurring in the fourth quarter.

The Company projects that the consolidated effective tax rate will approximate 41.0% in the December 2012 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $3.95 billion in consolidated assets as of September 30, 2012, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,	June 30,	December 31,
	2012	2012	2011
ASSETS:
Cash and due from banks	$194,702	$89,584	$43,309
Investment securities held to maturity	5,957	5,997	6,511
Investment securities available for sale	55,026	104,772	174,868
Trading securities	3,432	3,354	1,774
Mortgage-backed securities available for sale	81,792	94,625	93,877
Federal funds sold and other short-term investments	59,999	-	951
Real Estate Loans:
One-to-four family and cooperative apartment	88,825	93,726	100,712
Multifamily and underlying cooperative (1)	2,490,470	2,504,099	2,599,456
Commercial real estate (1)	739,509	748,064	751,586
Construction and land acquisition	528	570	3,199
Unearned discounts and net deferred loan fees	4,169	3,128	3,463
Total real estate loans	3,323,501	3,349,587	3,458,416
Other loans	2,492	2,861	2,449
Allowance for loan losses	(20,694)	(20,243)	(20,254)
Total loans, net	3,305,299	3,332,205	3,440,611
Loans held for sale	387	343	3,022
Premises and fixed assets, net	33,363	32,918	32,646
Federal Home Loan Bank of New York capital stock	41,636	42,086	49,489
Goodwill	55,638	55,638	55,638
Other assets	117,127	118,394	118,484
TOTAL ASSETS	$3,954,358	$3,879,916	$4,021,180
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$151,269	$149,887	$141,079
Interest Bearing Checking	91,514	94,217	99,308
Savings	365,977	365,164	353,708
Money Market	885,388	801,418	772,055
Sub-total	1,494,148	1,410,686	1,366,150
Certificates of deposit	925,018	945,012	977,551
Total Due to Depositors	2,419,166	2,355,698	2,343,701
Escrow and other deposits	111,066	105,145	71,812
Securities sold under agreements to repurchase	155,000	155,000	195,000
Federal Home Loan Bank of New York advances	767,500	777,500	939,775
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	43,408	39,594	39,178
TOTAL LIABILITIES	3,566,820	3,503,617	3,660,146
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,905,791 shares, and 51,566,098 shares issued at September 30, 2012, and December 31, 2011, respectively,and 35,598,196 shares and 35,109,045 shares outstanding
at September 30, 2012 and December 31, 2011, respectively)	519	517	516
Additional paid-in capital	237,192	233,469	231,521
Retained earnings	377,266	370,294	358,079
Unallocated common stock of Employee Stock Ownership Plan	(3,065)	(3,123)	(3,239)
Unearned common stock of Restricted Stock Awards	(3,594)	(4,065)	(3,037)
Common stock held by the Benefit Maintenance Plan	(8,800)	(8,800)	(8,655)
Treasury stock (16,307,595 shares and 16,457,053 shares at September 30, 2012
and December 31, 2011, respectively)	(202,584)	(202,584)	(204,442)
Accumulated other comprehensive loss, net	(9,396)	(9,409)	(9,709)
TOTAL STOCKHOLDERS' EQUITY	387,538	376,299	361,034
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,954,358	$3,879,916	$4,021,180

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Interest income:
Loans secured by real estate	$45,963	$47,259	$49,139	$143,735	$151,625
Other loans	28	28	24	76	74
Mortgage-backed securities	677	832	1,192	2,456	3,974
Investment securities	223	505	321	1,043	1,019
Federal funds sold andother short-term investments	582	639	640	1,895	2,089
Total interest income	47,473	49,263	51,316	149,205	158,781
Interest expense:
Deposits and escrow	5,302	5,422	6,498	16,449	20,081
Borrowed funds	8,773	9,343	10,646	31,465	33,325
Total interest expense	14,075	14,765	17,144	47,914	53,406
Net interest income	33,398	34,498	34,172	101,291	105,375
Provision for loan losses	126	2,275	2,217	3,858	5,305
Net interest income after provision for loan losses	33,272	32,223	31,955	97,433	100,070

Non-interest income:
Service charges and other fees	1,244	802	1,172	2,840	2,836
Mortgage banking income, net	259	1,095	136	1,475	433
Other than temporary impairment ("OTTI") charge on securities (1)	-	-	(59)	(181)	(695)
Gain on sale of other real estate owned and other assets	-	44	14	44	28
Gain (loss) on trading securities	67	(36)	(150)	136	(97)
Other	1,004	1,083	1,036	3,037	3,288
Total non-interest income	2,574	2,988	2,149	7,351	5,793
Non-interest expense:
Compensation and benefits	9,220	9,477	8,662	28,635	27,404
Occupancy and equipment	2,527	2,434	2,649	7,431	7,741
Federal deposit insurance premiums	502	457	591	1,557	2,163
Other	3,522	3,308	3,062	10,232	9,599
Total non-interest expense	15,771	15,676	14,964	47,855	46,907

Income before taxes	20,075	19,535	19,140	56,929	58,956
Income tax expense	8,280	8,004	7,976	23,356	24,374

Net Income	$11,795	$11,531	$11,164	$33,573	$34,582

Earnings per Share:
Basic	$0.34	$0.34	$0.33	$0.98	$1.03
Diluted	$0.34	$0.34	$0.33	$0.98	$1.02

Average common shares outstanding
for Diluted EPS	34,497,817	34,229,202	33,881,323	34,287,779	33,783,408

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$-	$59	$181	$695
Non-credit component not included in earnings	-	-	24	6	25
Total OTTI charges	$-	$-	$83	$187	$720

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.34	$0.34	$0.33	$0.98	$1.02
Return on Average Assets	1.21%	1.17%	1.10%	1.13%	1.12%
Return on Average Stockholders' Equity	12.32%	12.39%	12.70%	11.98%	13.46%
Return on Average Tangible Stockholders' Equity	14.05%	14.17%	14.81%	13.69%	15.75%
Net Interest Spread	3.38%	3.37%	3.39%	3.32%	3.41%
Net Interest Margin	3.59%	3.63%	3.58%	3.57%	3.62%
Non-interest Expense to Average Assets	1.62%	1.59%	1.48%	1.61%	1.52%
Efficiency Ratio	43.92%	41.83%	40.98%	44.05%	41.91%
Effective Tax Rate	41.25%	40.97%	41.67%	41.03%	41.34%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 10.89	$ 10.65	$ 10.13	$ 10.89	$ 10.13
Tangible Book Value Per Share	9.58	9.33	8.71	9.58	8.71

Average Balance Data:
Average Assets	$ 3,900,029	$ 3,944,607	$ 4,052,159	$ 3,965,917	$ 4,106,344
Average Interest Earning Assets	3,716,268	3,801,149	3,821,747	3,787,299	3,880,803
Average Stockholders' Equity	383,031	372,283	351,615	373,559	342,456
Average Tangible Stockholders' Equity	335,709	325,523	301,534	326,992	292,678
Average Loans	3,332,417	3,394,100	3,413,596	3,389,404	3,446,310
Average Deposits	2,395,680	2,377,079	2,410,033	2,376,987	2,399,270

Asset Quality Summary:
Net charge-offs (recoveries)	($ 325)	$ 1,562	$ 148	$ 3,500	$ 3,061
Non-performing Loans	10,690	13,318	17,468	10,690	17,468
Non-performing Loans/ Total Loans	0.32%	0.40%	0.51%	0.32%	0.51%
Nonperforming Assets (1)	$ 11,580	$ 14,233	$ 18,483	$ 11,580	$ 18,483
Nonperforming Assets/Total Assets	0.29%	0.37%	0.46%	0.29%	0.46%
Allowance for Loan Loss/Total Loans	0.62%	0.60%	0.63%	0.62%	0.63%
Allowance for Loan Loss/Non-performing Loans	193.59%	152.00%	123.31%	193.59%	123.31%
Loans Delinquent 30 to 89 Days at period end	$ 4,322	$ 7,536	$ 33,855	$ 4,322	$ 33,855

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	8.76%	8.63%	7.66%	8.76%	7.66%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.83%	9.93%	8.84%	9.83%	8.84%
Tier One Risk Based Capital Ratio	13.56%	13.10%	12.10%	13.56%	12.10%
Total Risk Based Capital Ratio	14.33%	13.83%	12.88%	14.33%	12.88%

(1) Amount comprised of total non-accrual loans (including held for sale loans), other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2012				June 30, 2012		September 30, 2011
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,329,996	$45,963	5.52%	$3,391,986	$47,259	5.57%	$3,412,553	$49,139	5.76%
Other loans	2,421	28	4.63	2,114	28	5.30	1,043	24	9.20
Mortgage-backed securities	86,037	677	3.15	97,719	832	3.41	105,886	1,192	4.50
Investment securities	97,926	223	0.91	108,939	505	1.85	150,930	321	0.85
Other short-term investments	199,888	582	1.16	200,391	639	1.28	151,335	640	1.69
Total interest earning assets	3,716,268	$47,473	5.11%	3,801,149	$49,263	5.18%	3,821,747	$51,316	5.37%
Non-interest earning assets	183,761			143,458			230,412
Total assets	$3,900,029			$3,944,607			$4,052,159

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$93,132	$48	0.21%	$96,453	$43	0.18%	$93,649	$66	0.28%
Money Market accounts	850,288	1,155	0.54	797,802	1,046	0.53	775,697	1,295	0.66
Savings accounts	365,976	141	0.15	363,941	139	0.15	345,237	180	0.21
Certificates of deposit	935,278	3,958	1.68	967,503	4,194	1.74	1,053,415	4,957	1.87
Total interest bearing deposits	2,244,674	5,302	0.94	2,225,699	5,422	0.98	2,267,998	6,498	1.14
Borrowed Funds	993,289	8,773	3.51	1,058,271	9,343	3.55	1,171,433	10,646	3.61
Total interest-bearing liabilities	3,237,963	$14,075	1.73%	3,283,970	$14,765	1.81%	3,439,431	$17,144	1.98%
Non-interest bearing checking accounts	151,006			151,380			142,035
Other non-interest-bearing liabilities	128,028			136,974			119,078
Total liabilities	3,516,997			3,572,324			3,700,544
Stockholders' equity	383,032			372,283			351,615
Total liabilities and stockholders' equity	$3,900,029			$3,944,607			$4,052,159
Net interest income		$33,398			$34,498			$34,172
Net interest spread			3.38%			3.37%			3.39%
Net interest-earning assets	$478,305			$517,179			$382,316
Net interest margin			3.59%			3.63%			3.58%
Ratio of interest-earning assets
to interest-bearing liabilities		114.77%			115.75%			111.12%

Deposits (including non-interest bearing
checking accounts)	$2,395,680	$5,302	0.88%	$2,377,079	$5,422	0.92%	$2,410,033	$6,498	1.07%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$3,332			$3,488			$1,319
Borrowing prepayment costs		-			-			-
Real estate loans (excluding prepayment and late payment fees)			5.12%			5.16%			5.61%
Interest earning assets (excluding prepayment and late payment fees)			4.75%			4.82%			5.23%
Net Interest income (excluding loan prepayment and late
payment fees)		$ 30,066			$ 31,010			$ 32,853
Net Interest margin (excluding loan prepayment and late
payment fees and borrowing prepayment costs)			3.24%			3.26%			3.44%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At September 30,	At June 30,	At September 30,
Non-Performing Loans	2012	2012	2011
One- to four-family and cooperative apartment	$1,150	$1,161	$72
Multifamily residential and mixed use residential (1)	1,008	3,622	4,542
Mixed Use Commercial (1)	721	720	3,672
Commercial real estate	7,805	7,813	6,310
Construction	-	-	2,865
Other	6	2	7
Total Non-Performing Loans (2)	$10,690	$13,318	$17,468
Other Non-Performing Assets
Other real estate owned	-	-	-
Non-performing one- to four-family loans held for sale	-	-
Non-performing multifamily loans held for sale	-	-	-
Non-performing construction loans held for sale	-	-	-
Pooled bank trust preferred securities	890	915	1,015
Total Non-Performing Assets	$11,580	$14,233	$18,483

Troubled Debt Restructurings ("TDRs") not included in non-performing loans
One- to four-family and cooperative apartment	290	623	414
Multifamily residential and mixed use residential (1)	2,298	2,434	2,026
Mixed use commercial (1)	736	741	1,154
Commercial real estate	39,782	39,924	28,065
Construction	-	-	-
Other	-	-	-
Total Performing TDRs	$43,106	$43,722	$32,199

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.
These non-accruing TDR's, which totaled $8.1 million at September 30, 2012, $7.8 million at June 30, 2012 and $7.0 million at
September 30, 2011, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30,	At June 30,	At September 30,
	2012	2012	2011
Total Non-Performing Assets	$10,690	$14,233	$18,483
Loans 90 days or more past due on accrual status (3)	-	2,634	4,105
PROBLEM ASSETS	$10,690	$16,867	$22,588

Tier One Capital - Dime Savings Bank of Williamsburgh	$381,700	$378,191	$350,684
Allowance for loan losses	20,694	20,243	21,539
TANGIBLE CAPITAL PLUS RESERVES	$402,394	$398,434	$372,223

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	2.7%	4.2%	6.1%

(3) These loans were, as of the respective dates indicated,  expected to be either satisfied, made current or re-financed within the next twelve months, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.